Exhibit 10.19
CIRRUS LOGIC, Inc. 2901 Via Fortuna, Austin, TX 78746
Tel: (512) 851-4000 www.cirrus.com
April 9, 2008
Bin Wu
Rm 901, No 22, Lane
1599 of Dingxiang Rd.
PuDong District
Shanghai, China
Via email
RE: Termination of Employment Relationship and Release of Claims
Dear Bin,
I am writing to confirm our understanding with respect to your termination of employment with Caretta Integrated Circuits and the release of all potential claims against Cirrus Logic, Inc. and its subsidiaries (collectively, “Cirrus”) with respect to the Stock Purchase Agreement, by and among Cirrus Logic China Holdings, Inc. (“Buyer”); Caretta Integrated Circuits (the “Company”); and each of the shareholders of the Company, dated as of December 29, 2006 (the “Stock Purchase Agreement”). In consideration of signing and returning the Agreement of Termination of Employment Contract, the Employee Termination Proprietary Rights Statement, and the General Release of All Claims (collectively, the “Termination Agreements”) previously provided to you, Cirrus Logic agrees as follows:
(1)	Cirrus will not enforce any non-compete obligation that may exist between Cirrus and you so long as you comply with the terms of this letter agreement and the Termination Agreements; and
(2)	Cirrus will withdraw all claims that Buyer has made with respect to the Escrow Agreement entered into on December 29, 2006, upon receipt of the signed Termination Agreements from you.
This letter agreement further confirms our understanding that you are signing the Termination Agreements and this letter agreement and releasing Cirrus from all claims, including any claims relating to the Earn Out provisions under the Stock Purchase Agreement, in your own capacity as a former employee of Cirrus and as a Principal Shareholder and Seller (but not as the Representative) as defined under the Stock Purchase Agreement.

I look forward to reaching a final resolution with you on this matter. Please indicate your agreement to the terms of this letter agreement by signing below and returning to my attention. If you have any questions, please do not hesitate to call me.

Sincerely, Jason Rhode President and Chief Executive Officer Cirrus Logic, Inc.

ACKNOWLEDGED AND AGREED:

/s/ Bin Wu	Date:	April 10, 2008

Bin Wu